Exhibit 10.2

LINE OF CREDIT NOTE

$150,000,000.00    Raleigh, North Carolina
August 12, 2014

FOR VALUE RECEIVED, the undersigned CREE, INC. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 150 Fayetteville Street, Suite 600, Raleigh, North Carolina, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

SECTION 1.    DEFINITIONS:

As used herein, (i) the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined and (ii) capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Credit Agreement:

(a)    “Applicable Margin” means, with regard to interest payable on the Line of Credit and the Undrawn Fee, as applicable, the corresponding percentages per annum as set forth below based on the Funded Debt to EBITDA Ratio calculated pursuant to Section 4.9(a) of the Credit Agreement, hereinafter defined:

		Line of Credit	Undrawn Fee
Pricing Level	Funded Debt to EBITDA Ratio	As Applicable, Daily One Month LIBOR/LIBOR+
I	Less than 0.75 to 1.00	0.70%	0.08%
II	Greater than or equal to 0.75 to 1.00, but less than 1.50 to 1.00	0.95%	0.105%
III	Greater than or equal to 1.50 to 1.00, but less than 2.25 to 1.00	1.20%	0.13%
IV	Greater than or equal to 2.25 to 1.00	1.45%	0.18%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) business days after the day by which the Borrower is required to provide a compliance certificate pursuant to Section 4.3(c) of the Credit Agreement for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Funded Debt to EBITDA Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the compliance certificate as required by Section 4.3(c) of the Credit Agreement for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level IV until such time as an appropriate compliance certificate is provided, at which time the Pricing Level shall be determined by reference to the Funded Debt to EBITDA Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all advances under the Line of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to Section 4.3(a), 4.3(b) or 4.3(c) is shown to be inaccurate (regardless of whether (i) this Note is in effect, (ii) the Bank’s commitment for the Line of Credit is in effect, or (iii) any advance under the Line of Credit is outstanding when such inaccuracy is discovered or such financial statement or compliance certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Bank a corrected compliance certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Funded Debt to EBITDA Ratio in the corrected compliance certificate was applicable for such Applicable Period, and (z) the Borrower shall immediately and retroactively be obligated to pay to the Bank the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the rights of the Bank with respect to Section 2(d) and Section 5(a) or any of its other rights under this Note or the other Loan Documents. The Borrower’s obligations under this paragraph shall survive the termination of the Bank’s commitment for the Line of Credit and the repayment of all obligations under the Loan Documents.
(b)    “Credit Agreement” means that certain Credit Agreement between Borrower and Bank dated as of the date hereof, as amended from time to time.

(c)    “Daily One Month LIBOR Rate” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(d)    “LIBOR” means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so reported, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

(e)    “LIBOR Period” means a period commencing on a New York Business Day and continuing for one, two, three or six months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than Two Hundred Fifty Thousand Dollars ($250,000), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(f)    “London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

(g)    “New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(h)    “State Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

SECTION 2.    INTEREST AND FEES:

(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be the Daily One Month LIBOR Rate, plus the Applicable Margin, in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be LIBOR in effect on the first day of the applicable LIBOR Period, plus the Applicable Margin. Bank is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)    Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR for a LIBOR Period, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Daily One Month LIBOR Rate or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to the Daily One Month LIBOR Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower, and (iii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to the Daily One Month LIBOR Rate or to LIBOR for a LIBOR Period designated by Borrower.

To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. North Carolina time on a State Business Day at least two State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Daily One Month LIBOR Rate interest selection for such advance or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three State Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing)

incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower.

(c)    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)    Payment of Interest. Interest accrued on this Note shall be payable on (i) the first day of each calendar month, commencing October 1, 2014, at any time that this Note bears interest at the Daily One Month LIBOR Rate, and (ii) on the last day of each LIBOR Period at any time that this Note bears interest at LIBOR; provided that if such LIBOR Period extends over three (3) months, interest shall be due at the end of each three (3) month interval during such LIBOR Period.

(d)    Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note (the “Default Rate”).

(e)    Undrawn Fee. Borrower shall pay to Bank a fee equal to the Applicable Margin per annum (calculated on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit (the “Undrawn Fee”), which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each fiscal quarter.

SECTION 3.    BORROWING AND REPAYMENT:

(a)    Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided, however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on August 12, 2017.

(b)    Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of any officer of Borrower acting alone who is authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c)    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Daily One Month LIBOR Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

SECTION 4.     PREPAYMENT:

(a)    Daily One Month LIBOR Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Daily One Month LIBOR Rate at any time, in any amount and without penalty.

(b)    LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i)    Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii)    Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)    If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at the Daily One Month LIBOR Rate in effect from time to time plus the Default Rate (computed on the basis of a 360-day year, actual days elapsed).

SECTION 4.    EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

SECTION 5.    MISCELLANEOUS:

(a)    Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to the conflicts of law or choice of law principles thereof.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned has executed this Note, with the intention that it constitute an instrument under seal, as of the date first written above.

CREE, INC.

By:	/s/ Michael E. McDevitt (Seal)
Name:	Michael E. McDevitt
Title:	Executive Vice President and
Chief Financial Officer